Exhibit 10.13
BUCKEYE PARTNERS, L.P.
ANNUAL INCENTIVE COMPENSATION PLAN
(As Amended and Restated, Effective As Of January 1, 2010)

ANNUAL INCENTIVE COMPENSATION PLAN
Buckeye Partners, L.P., a Delaware limited partnership, hereby establishes the Buckeye Partners, L.P. Annual Incentive Compensation Plan, as amended, effective as of January 1, 2010. The Plan permits annual cash awards to Employees, based on the achievement of pre-established Performance Goals. The Plan will remain in effect until terminated as herein provided.
ARTICLE I. PLAN PURPOSES
The purposes of the Plan are to (a) provide incentives to achieve annual goals established for the Participants and the Partnership that are considered important for organizational success; (b) reward performance with pay that varies in relation to the extent to which the pre-established performance goals are achieved; and (c) provide a mechanism by which under certain circumstances an additional incentive payment may be made to Participants in Commercial Roles.
ARTICLE II. DEFINITIONS
The terms defined in this Article II shall, for all purposes of this Plan, have the meanings herein specified, unless the context expressly, or by necessary implication, requires otherwise:
2.01	“Actual Award” shall mean the actual dollar amount paid to a Participant pursuant to the Plan.

2.02	“Administrator” shall mean the Committee; provided, however, that the Chief Executive Officer of the General Partner or his designee (the “CEO”) shall be the Administrator with respect to certain responsibilities as more particularly set forth on Exhibit A.

2.03	“Affiliate” will have the meaning ascribed to such term in Rule 12b-2 of the General Rules under the Securities Exchange Act of 1934, as amended. Any reference to an Affiliate in this Plan shall include an Affiliate of the Partnership or the General Partner, as applicable, including Buckeye Pipe Line Services Company.

2.04	“Base Earnings” shall mean, as to any specific Performance Period, the actual base earnings, including overtime for non-exempt Employees, paid by the Partnership or Affiliate to a Participant as an Employee at the end of the Performance Period. Base Earnings (a) shall not be reduced by the amount, if any, of any salary or wage reduction contributions made to any salary or wage reduction plan or tax-qualified retirement plan; and (b) shall be calculated exclusive of any payments under this Plan or other incentive plans, programs or arrangements, bonus payments, severance payments, or other special awards.

2.05	“Board” shall mean the Board of Directors of the General Partner.

2.06	“Business Unit” shall mean the Pipeline Operations, Terminalling and Storage, Natural Gas Storage, Energy Services, Buckeye Gulf Coast Operations, or any other business unit as determined by the Administrator in its sole discretion.

2.07	“Code” shall mean the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendment or successor provisions to such section and any regulations under such section.

2.08	“Commercial Roles” shall mean certain marketing and commercial roles with the Partnership or an Affiliate as identified by the Investment Review Committee or the CEO, as applicable.

2.09	“Committee” shall mean the Compensation Committee of the Board, or such other committee as determined by the Board.

2.10	“Employee” shall mean a regular full-time exempt or non-exempt employee of the Partnership, General Partner or Affiliate; provided, however, that an Employee shall not include any individual who is or becomes a member of a collective bargaining unit.

2.11	“Executive Officers” shall mean the executive officers of the Partnership, General Partner or Affiliate as defined in Rule 3b-7 of the Exchange Act and as determined by the Administrator in its sole discretion.

2.12	“Financial Performance Goals” shall mean Performance Goals based upon achievement of certain financial criteria established by the Administrator in its sole discretion. The Financial Performance Goals may be based on one or more financial criteria, including, but not limited to, the following: EBITDA, unit price, earnings per unit, net earnings, operating earnings, total capital spending, maintenance capital spending, return on assets, total unit holder return, return on equity, growth in assets, cash flow, market share, distribution growth, distributable cash flow, relative performance to a comparison group, or strategic business criteria, including, but not limited to, meeting specified revenue goals, business expansion goals, cost targets or goals relating to acquisitions or divestitures.

2.13	“General Partner” means Buckeye GP LLC, a Delaware limited liability company, and any successor thereto.

2.14	“Individual Performance Goals” shall mean Performance Goals based on the attainment of individual business objectives and/or personal performance objectives. Individual Performance Goals may include personal performance objectives and measures such as teamwork, interpersonal skills, communication skills, employee development, project management skills, and leadership, or individual business objectives such as performance versus budget and attainment of safety, operational incident and environmental goals. The Individual Performance Goals will be established by the Administrator in its sole discretion or an immediate supervisor of a Participant to whom the Administrator delegates such authority.
2.15	“Investment Review Committee” shall mean a committee of Employees designated by the CEO for the purpose of reviewing and evaluating significant actual or potential transactions that may be undertaken by the Partnership or its Affiliates.

2.16	“Participant” shall mean an Employee approved for participation in the Plan by the Administrator. Participants shall be divided into Tiers as determined by the Administrator in its sole discretion and as set forth on Exhibit B.

2.17	“Partnership” means Buckeye Partners, L.P., a Delaware limited partnership, and any successor thereto.

2.18	“Performance Goals” shall mean the Financial Performance Goals and/or Individual Performance Goals applicable to each Participant, against which a Participant’s performance shall be measured to determine if an Actual Award may be payable under the Plan.

2.19	“Performance Period” shall mean the Plan Year during which time the performance of Participants shall be measured.

2.20	“Plan” shall mean the Buckeye Partners, L.P. Annual Incentive Compensation Plan, or if hereafter amended or supplemented, as so amended or supplemented.

2.21	“Plan Year” shall mean the calendar year.

2.22	“Target Award Level” shall mean the target incentive amount that may be paid to a Participant, which is intended to reward performance at a certain established targeted level based on the achievement of Performance Goals for the Performance Period.

2.23	“Tier” shall mean the category in which a Participant is placed for purposes of establishing Target Award Levels and Performance Goals, as determined by the Administrator in its sole discretion and as set forth on Exhibit B and Exhibit C.
ARTICLE III. CONSTRUCTION
3.01	Gender and Number. The masculine pronoun whenever used in the Plan shall include the feminine, and the feminine pronoun whenever used in the Plan shall include the masculine, in each case as the context or facts may require. Whenever any words are used herein in the singular, they shall be construed as if they were also used in the plural in all cases where the context so applies.
3.02	Captions. The captions to the articles and sections of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

3.03	Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

3.04	Controlling Law. The Plan and all related documents shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles of any state. Any persons or companies who now are or shall subsequently become parties to the Plan shall be deemed to consent to this provision.

3.05	No Right to Employment. This Plan does not confer nor shall it be construed as creating an express or implied contract of employment between any Participant and the Partnership, General Partner or Affiliate or other party. Nothing in the Plan shall interfere with or limit in any way the right of the Partnership, General Partner or Affiliate to terminate any Participant’s employment at any time, nor confer upon any Employee any right to continue in the employment of the Partnership, General Partner or Affiliate.
ARTICLE IV. ELIGIBILITY AND PARTICIPATION
4.01	Eligibility. In order to be eligible to participate in the Plan for a Performance Period, except as set forth in Section 4.03, an individual must be (a) an Employee; (b) hired before the commencement of the last quarter of the Performance Period; (c) employed on the last day of the Plan Year and (d) employed on the date an Actual Award is paid as set forth herein.

4.02	No Right to Participation. No Employee shall have a right to participate in the Plan, regardless of prior participation in the Plan.

4.03	Status Change During Performance Period. Unless otherwise determined by the Administrator in its sole discretion, a Participant will forfeit his or her right to an Actual Award if the Participant is not employed on the date an Actual Award is paid pursuant to Section 6.01. Notwithstanding the foregoing, in the event a Participant is employed for at least six (6) months during a Performance Period, and the Participant dies, becomes disabled, or retires, the Administrator, in its sole discretion, may grant a pro-rata award to such Participant.

ARTICLE V. DETERMINATION OF AWARDS
5.01	Timing of Establishment of Performance Goals. Except for Actual Awards paid out under Section 5.05, for each Performance Period, the Administrator shall establish Performance Goals. Performance Goals will be allocated between Financial Performance Goals and Individual Performance Goals so that the total allocation is one hundred percent (100%). This allocation may change each Plan Year as determined by the Administrator in its sole discretion. The Individual Performance Goals and Financial Performance Goals may change each Plan Year as determined by the Administrator in its sole discretion.

5.02	Target Award Level. Except for Actual Awards paid out under Section 5.05, for each Performance Period, the Administrator shall establish a Target Award Level for Participants that corresponds to the achievement of the Performance Goals for the applicable Performance Period. Guidelines for Target Award Levels for Participants are set forth on Exhibit B but the Administrator in its sole discretion may change the Target Award Levels for Participants for each Performance Period. The established Target Award Level may vary for each Participant and need not by uniform among each Tier.

5.03	Establishment of Performance Goals. Target Award Levels and Performance Goals, including allocation between Financial Performance Goals and Individual Performance Goals, will be established by the Administrator in its sole discretion based on the principles set forth in Exhibit C.

5.04	Establishment of Target Award Level for Participants in Commercial Roles. A high degree of flexibility is appropriate in establishing Target Award Levels for Participants in Commercial Roles. As a result, for each Performance Period, the CEO may recommend to the Administrator a Target Award Level that will represent a bonus opportunity for such Participants in excess of the guidelines set forth on this Exhibit B. Actual Awards will be made from this additional Target Award Level at the end of a Performance Period only in the event the Administrator determines that a Participant has achieved results that have had a positive, material impact on the financial performance of a Business Unit, or the Partnership on a consolidated basis.

5.05	Payment of Additional Actual Awards to Participants in Commercial Roles. In certain business circumstances, the CEO, in consultation with the Investment Review Committee, may recommend that certain Actual Awards should be paid to Participants in Commercial Roles that are in excess of the Target Award Levels set forth on Exhibit B. An Actual Award paid out under this Section 5.05 may exceed one hundred (100%) of Base Earnings but in no event shall such Actual Award exceed two hundred (200%) of Base Earnings. Actual Awards paid out under this Section 5.05 may be paid out over certain pre-established payment schedules and/or payment terms. For purposes of this Section 5.05 only, Actual Awards will be determined by the CEO, in consultation with the Investment Review Committee, and submitted to the Committee for review and final approval.
5.06	Calculation of Actual Awards. Except for Actual Awards to be paid under Section 5.05, for each Performance Period, the Administrator shall calculate an Actual Award based on the performance of the Business Unit or Partnership, as applicable, compared against the Financial Performance Goals and the Individual Performance Goals of the Participant. The Administrator shall have sole discretion in establishing the amount or percentage of a Participant’s Actual Award relative to the Target Award Level based on the level of achievement of the Performance Goals for the Performance Period. Notwithstanding the foregoing, the Administrator may establish minimum levels of achievement for Performance Goals, below which no Participant shall receive an Actual Award.

5.07	Changes in Performance Goals. Each Participant’s Actual Award shall be based on the Target Award Levels established by the Administrator pursuant to Section 5.02, provided that the Administrator may adjust Performance Goals to take into account extraordinary or unanticipated circumstances or events.

5.08	Award Adjustments. Actual Awards shall be discretionary, and no Participant shall be entitled to an Actual Award under the Plan. The Administrator shall have the sole discretion to increase, reduce or eliminate the amount of a Participant’s Actual Award otherwise payable under the Plan.
ARTICLE VI. PAYMENT OF ACTUAL AWARDS
6.01	Timing and Form of Payment. No Participant shall be vested in Actual Awards, nor Actual Awards made, prior to the end of the applicable Performance Period. A Participant’s Actual Award shall be paid in cash as soon as practicable after the end of the Performance Period. To the extent a Participant has a “legally binding right” (within the meaning of Code Section 409A) to his Actual Award, such Actual Award shall be paid in cash as soon as practicable after, and no later than, March 15th following the end of the calendar year in which the Award is no longer subject to a “substantial risk of forfeiture” (within the meaning of Code Section 409A). Notwithstanding the foregoing, for the avoidance of doubt, all Actual Awards paid out under Section 5.05 shall be subject to a substantial risk of forfeiture until such Actual Awards are paid out.

ARTICLE VII. ADMINISTRATION
7.01	Administrator Authority. The Plan shall be administered by the Administrator, which, in addition to the other powers set forth herein, shall have the full power, subject to, and within the limits of the Plan, to:
(a)	make all determinations and interpretations and approve all rules as may be necessary or advisable for the administration of the Plan, including, but not limited to, those necessary to resolve any ambiguities with respect to any of the terms and provisions of the Plan;

(b)	exercise all powers and perform such acts in connection with the Plan as are deemed necessary or appropriate to promote the best interests of the Partnership, General Partner or Affiliate;

(c)	determine the size and types of Target Award Levels and Actual Awards;

(d)	determine the terms and conditions of Target Award Levels and Actual Awards in a manner consistent with the Plan;

(e)	construe and interpret the Plan and any agreement or instrument entered into under the Plan;

(f)	establish, amend or waive rules and regulations for the Plan’s administration; and

(g)	subject to the provisions of Article V, amend the terms and conditions of any outstanding Target Award Levels to the extent such terms and conditions are within the sole discretion of the Administrator as provided in the Plan.
7.02	Authorized Agents. The Administrator may authorize any officer of the General Partner to execute and deliver documents on behalf of the Administrator, including administrative guidelines for this Plan.

7.03	Binding Decisions. All determinations and decisions of the Administrator as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all parties.
ARTICLE VIII. AMENDMENT AND TERMINATION
8.01	The Administrator may amend, suspend, or terminate the Plan or any portion thereof at any time.

ARTICLE IX. MISCELLANEOUS
9.01	Nontransferability. No right or interest of any Participant in the Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge and bankruptcy.

9.02	Tax Withholding. The Partnership, the General Partner or Affiliates, as applicable, shall have the right to deduct from all payments under the Plan any foreign, federal, state or local income or other taxes required by law to be withheld with respect to such payments.

9.03	Non-uniform Determinations. The Administrator’s determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount, and timing of such payments, the terms and provisions of such payments, and the agreement evidencing same) need not be uniform and may be made selectively among persons who receive, or are eligible to receive, Actual Awards under the Plan, whether or not such persons are similarly situated.

9.04	No Fund. The Partnership shall have no obligation to reserve or otherwise fund in advance any amounts which are or may in the future become payable under this Plan. Any funds, which the Partnership acting in its sole discretion determines to reserve for future payments under this Plan, may be commingled with other funds of the Partnership and need not in any way be segregated from other assets or funds held by the Partnership.

9.05	Successors. All obligations of the Partnership under the Plan shall be binding upon and inure to the benefit of any successor of the Partnership, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Partnership.

9.06	Other Plans. Nothing contained in this Plan shall prevent the Administrator or the Board from adopting other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

EXHIBIT A
Identity of Administrator*

	Compensation Committee	CEO
Subject-Matter Responsibilities
Target Award Levels
Executive Officers	X
Other Participants		X
Financial Goals
Executive Officers	X
Other Participants	X
Individual Goals
Executive Officers	X
Other Participants		X
Actual Financial Awards
Executive Officers	X
Other Participants		X
Actual Individual Awards
Executive Officers	X
Other Participants		X

*	Actual Awards paid to Participants in Commercial Roles under Section 5.05 will be determined by the CEO in consultation with the Investment Review Committee and presented to the Committee for review and final approval.

EXHIBIT B
Target Award Levels
     A Target Award Level shall be determined for each Participant, based on the percentage of a Participant’s Base Earnings, which a Participant has the opportunity to earn as an Actual Award for each Performance Period. A Participant’s Target Award Level shall be determined by the Administrator in its sole discretion based on a Participant’s responsibility level or the position or positions held during the Performance Period. In establishing Target Award Levels, the following guidelines shall apply, although the Administrator shall have the sole discretion to establish different Target Award Levels for individual Participants, or groups of Participants, within and among tiers:
     (1) Tier I Participant (Executive Officers specified by the Committee): Target Award Level shall be based on 100% of Base Earnings.
     (2) Tier II Participant (Executive Officers other than Tier I Participants): Target Award Level shall be based on 50% of Base Earnings.
     (3) Tier III Participant (Grade 18 and higher other than the Executive Officers): Target Award Level shall be based on 50% of Base Earnings.
     (4) Tier IV Participant (Grade 17): Target Award Level shall be based on 30% of Base Earnings.
     (5) Tier V Participant (Grade 15 and 16): Target Award Level shall be based on 20% of Base Earnings.
     (6) Tier VI Participant (Grade 12, 13 and 14): Target Award Level shall be based on 15% of Base Earnings.
     (7) Tier VII Participant (All other eligible exempt Employees): Target Award Level shall be based on 10% of Base Earnings.
     (8) Tier VIII Participant (All eligible non-exempt Employees): Actual Awards will be discretionary for each Tier VIII Participant based on individual performance evaluations from a pool equal to 5% of the aggregate Base Earnings of all Tier VIII Participants.
     If any Participant holds more than one position during the Performance Period, then the Administrator may designate different Target Award Levels with respect to each position and the Actual Award will be pro-rated to reflect (to the nearest semi-monthly increment) the period during which such Participant had each Target Award Level.

EXHIBIT C
Establishment of Performance Goals
     The Administrator shall establish Target Award Levels on behalf of its respective Participants based on their Tier and the applicable Performance Goals as set forth in the table below. A Participant earns an Actual Award for a Performance Period based on the level of achievement of the Performance Goals established by the Administrator allocated between Financial Performance Goals and Individual Performance Goals as set forth in the table below. The Financial Performance Goals will be measured against the financial performance of a Participant’s Business Unit within the Partnership and/or the Partnership on a consolidated basis. The Administrator in its sole discretion shall select the applicable Financial Performance Goals and Individual Performance Goals for the respective Performance Period from the table below.

Allocation of
Participant			Performance Goals to	Allocation of Financial
Tier	Financial Performance Goals	Individuals Performance Goals	Target Award Level	Performance Goals
Tier I	To be determined by the Committee.	To be determined by the Committee.	75% based on Financial Performance Goals 25% based on Individual Performance Goals Bonus will be adjusted based on performance relative to Performance Goal targets	Tier I Participant Financial Performance Goals shall be measured 100% against financial performance of the Partnership, as a consolidated entity (the “Consolidated Entity”).

Tier II	To be determined by the Committee.	To be determined by the Committee.	75% based on Financial Performance Goals 25% based on Individual Performance Goals Bonus will be adjusted based on performance relative to Performance Goal targets	Depending upon the Participant’s primary job responsibilities, Tier II Participant Financial Performance Goals shall be measured 100% against the financial performance of the Consolidated Entity or 75% against the financial performance of the Participant’s Business Unit and 25% against the financial performance of the Consolidated Entity.

Allocation of
Participant			Performance Goals to	Allocation of Financial
Tier	Financial Performance Goals	Individuals Performance Goals	Target Award Level	Performance Goals

Tier III	To be determined by the Committee.	To be determined by the CEO.	75% based on Financial Performance Goals 25% based on Individual Performance Goals Bonus will be adjusted based on performance relative to Performance Goal targets	Depending upon the Participant’s primary job responsibilities, Tier III Participant Financial Performance Goals shall be measured 100% against the financial performance of the Consolidated Entity or 75% against the financial performance of the Participant’s Business Unit and 25% against the financial performance of the Consolidated Entity.

Tier IV	To be determined by the Committee.	To be determined by the CEO.	50% based on Financial Performance Goals 50% based on Individual Performance Goals Bonus will be adjusted based on performance relative to Performance Goal targets	Depending upon the Participant’s primary job responsibilities, Tier IV Participant Financial Performance Goals shall be measured 100% against the financial performance of the Consolidated Entity, or 75% against the financial performance of the Participant’s Business Unit within the Partnership as determined by the Administrator and 25% against the financial performance of the Consolidated Entity.

Allocation of
Participant			Performance Goals to	Allocation of Financial
Tier	Financial Performance Goals	Individuals Performance Goals	Target Award Level	Performance Goals

Tier V	To be determined by the Committee.	To be determined by the CEO.	50% based on Financial Performance Goals 50% based on Individual Performance Goals Bonus will be adjusted based on performance relative to Performance Goal targets	Depending upon the Participant’s primary job responsibilities, Tier V Participant Financial Performance Goals shall be measured 100% against the financial performance of the Consolidated Entity, or 75% against the financial performance of the Business Unit and 25% against the financial performance of the Consolidated Entity.

Tier VI	To be determined by the Committee.	To be determined by the CEO.	50% based on Financial Performance Goals 50% based on Individual Performance Goals Bonus will be adjusted based on performance relative to Performance Goal targets	Depending upon the Participant’s primary job responsibilities, Tier VI Participant Financial Performance Goals shall be measured 100% against the financial performance of the Consolidated Entity, or 75% against the financial performance of the Business Unit and 25% against the financial performance of the Consolidated Entity.

Tier VII	To be determined by the Committee.	To be determined by the CEO.	50% based on Financial Performance Goals 50% based on Individual Performance Goals Bonus will be adjusted based on performance relative to Performance Goal targets	Depending upon the Participant’s primary job responsibilities, Tier VII Participant Financial Performance Goals shall be measured 100% against the financial performance of the Consolidated Entity, or 75% against the financial performance of the Business Unit and 25% against the financial performance of the Consolidated Entity.

Allocation of
Participant			Performance Goals to	Allocation of Financial
Tier	Financial Performance Goals	Individuals Performance Goals	Target Award Level	Performance Goals

Tier VIII	To be determined by the Committee.	Not Applicable.	100% based on Financial Performance Goals

			The aggregate Tier VIII bonus pool will be adjusted based on performance relative to Financial Performance Goal targets. Team and Individual Awards will be discretionary based on achievement levels.	Depending upon the Participant’s primary job responsibilities, Tier VIII Participant Financial Performance Goals shall be measured 100% against the financial performance of the Consolidated Entity, or 75% against the financial performance of the Business Unit and 25% against the financial performance of the Consolidated Entity.